EXHIBIT 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made effective as of the 2nd day of April, 2017 (the “Effective Date”), between Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Ralph Lauren (the “Executive”).
RECITALS
WHEREAS, the Executive is the founder of the predecessor entities of the Company and has acted as Chief Executive Officer of such entities and the Company for approximately fifty years;
WHEREAS, the Executive is currently employed by the Company pursuant to an employment agreement made effective as of June 26, 2012, as amended on April 1, 2015, and on September 25, 2015 (such agreement, as amended, the “2012 Agreement”).  Prior to his employment under the 2012 Agreement, the Executive was employed by the Company pursuant to an employment agreement made effective as of March 30, 2008, as amended on June 29, 2009, and on November 9, 2010 (such agreement, as amended, the “2008 Agreement”);
WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique and continue to be integral to the success of the Company.  The Company wishes to retain the services of the Executive and recognizes that the Executive’s contribution to the growth and success of the Company will be substantial.  The Company desires to provide for the continued employment of the Executive and to make employment arrangements that will reinforce and encourage the attention and dedication to the Company of the Executive as a member of the Company’s senior management, in the best interest of the Company.  The Executive is willing to serve the Company, on the terms and conditions herein provided; and
WHEREAS, the Company and the Executive wish to amend and restate the 2012 Agreement as evidenced by this Agreement, effective as of the Effective Date.
NOW THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into an Agreement on the terms and conditions set forth below.  Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.                 Employment.  Effective as of the Effective Date, the Executive’s employment with the Company shall be governed by this Agreement.
Section 2.                 Term.  The term of the Executive’s employment hereunder shall commence as of the Effective Date and shall remain in effect through April 2, 2022, the last day of the Company’s fiscal year (a “Fiscal Year”) which ends in calendar year 2022, subject to earlier termination in accordance with the terms of this Agreement (the “Term”).

Section 3.                 Position and Duties.
(a)            Title and Duties.  The Executive shall serve as Chief Creative Officer of the Company and Executive Chairman of the Board of Directors of the Company (the “Board”) and shall have such duties, authority and responsibilities as are normally associated with, and appropriate for, such positions, including, but not limited to, those authorities as may be agreed between the Executive and the Board from time to time.  The Executive shall report directly to the Board.  The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.  During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) manage personal investments, so long as (A) such activities do not interfere (other than in immaterial respects) with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement and (B) any service on a corporate board on which the Executive is not serving as of the Effective Date is approved by the Compensation & Organizational Development Committee of the Board (the “Compensation Committee”). It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b)            Office and Facilities.  During the Term and for so long as the Executive serves as Executive Chairman, the Executive shall be provided with office and secretarial support and facilities in each of the Company’s principal executive offices and any other location that the Executive reasonably deems necessary to have an office and secretarial support and facilities in order for the Executive to perform his duties for the Company, in each case, that are appropriate to the Executive’s status and on a basis no less favorable than was provided to the Executive immediately prior to the Effective Date.  At his request, whether during or after the Term, the Executive shall also be provided with an office and secretary at the Company’s principal executive office for so long as the Executive serves as a non-executive member of the Board.
Section 4.                 Compensation.
(a)            Base Salary.  During the Term, the Company shall pay to the Executive an annual base salary of $1,750,000.  The Executive’s base salary shall be paid in substantially equal installments on a basis consistent with the Company’s payroll practices and shall be subject to such increases, if any, as may be determined in the sole discretion of the Board.  The Executive’s base salary, as in effect at any time, is hereinafter referred to as the “Base Salary.”
(b)            Annual Bonus.  Beginning with the Fiscal Year that ends in calendar year 2017 (“Fiscal Year 2017”), for each Fiscal Year that occurs during the Term the Executive shall be eligible to earn an annual cash bonus (the “Bonus”) under the Company’s Executive Officer Annual Incentive Plan, as amended from time to time (the “Bonus Plan”), based upon the achievement of performance goals by the Company and its subsidiaries for each such Fiscal Year established by the Compensation Committee.  The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied.  The range of the Bonus opportunity for each Fiscal Year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved; provided that the annual target Bonus opportunity shall be $6 million for each such Fiscal Year (the “Target Bonus”), and provided, further, that for each Fiscal Year, the maximum Bonus payable, pursuant to this Section 4(b), shall equal two hundred percent (200%) of the Target Bonus for such Fiscal Year.  Notwithstanding the foregoing, in no case may the Bonus for any Fiscal Year exceed the maximum annual bonus payable to any single individual pursuant to the Bonus Plan, it being agreed that said maximum amount shall in no event be less than $12 million per Fiscal Year.  The performance goals, metrics and targets (and percentage payouts at Threshold, Target and Maximum) (collectively, “Performance Conditions”) applicable to the Executive’s Bonus for each Fiscal Year shall be consistent with the Performance Conditions that are applicable to annual bonuses for the Company’s other named executive officers under Item 402(a)(3) of Regulation S-K (the “SEC Named Executive Officers”); provided, however, (i) the strategic financial goal that is applicable to the other SEC Named Executive Officers shall not be applicable to the Executive, (ii) this sentence shall not apply to any one-time bonus arrangements made in connection with the hiring of any new SEC Named Executive Officer and (iii) nothing herein shall be construed as precluding or limiting the Compensation Committee from applying a higher range for outperformance for Executive as compared to other SEC Named Executive Officers in a manner no less favorable to the Executive than its past practice.  The Bonus, if any, payable to the Executive in respect of any Fiscal Year, will be paid at the same time that bonuses are paid to other executives of the Company, but in any event, within two and one-half (2½) months after the conclusion of such Fiscal Year.
(c)            Equity Awards.
(1)            In General.  Subject to the terms of this Section 4(c), beginning with Fiscal Year 2016 and on an annual basis during the remainder of the Term, at the same time as equity awards are granted to other SEC Named Executive Officers, the Executive will be granted performance share units (“PSUs”) pursuant to the terms of the Company’s 2010 Long-Term Stock Incentive Plan or any successor thereto (the “Incentive Plan”) with an aggregate target grant date fair value of $11 million.  The number of PSUs to be granted each year shall be determined by dividing $11 million by the average of the high and low price per share of Class A Common Stock of the Company (each a “Common Share”) on the date of grant (or, if such date is not a trading day, on the next preceding trading day) and rounding the result to the nearest whole number.  In the event of any stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other similar corporate transaction or event that affects the Common Shares such that an adjustment is appropriate and necessary in order to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available hereunder, the number of Common Shares subject to PSUs (and any other equity awards held by the Executive, including an Alternative Award Form or New Award) will be subject to equitable adjustment, on a basis no less favorable to the Executive than as set forth in the Incentive Plan as in effect on the date hereof.  In no event shall any PSU contain single trigger acceleration provisions upon a “Change in Control” (as defined in the Incentive Plan), except in circumstances where the acquirer fails to assume the award in connection with such Change in Control; provided, however, the PSUs (and any Alternative Award Form or New Award) shall be subject to vesting upon a termination of employment following a Change in Control on terms consistent with this Agreement or, if more favorable, the terms of any award agreement applicable to any other SEC Named Executive Officer; and provided further that any performance conditions applicable to PSUs (and any other outstanding performance-based equity awards, including any applicable Alternative Award Form or New Award) with a performance period that is incomplete as of a Change in Control shall be deemed satisfied at the greater of target and actual performance as of the Change in Control (or such more favorable treatment as applies to other SEC Named Executive Officers).
(2)            PSUs.  PSUs granted hereunder shall vest, if at all, following a three (3)-year performance period, and shall be subject to the Executive’s employment with the Company on the applicable PSU Certification Date (as defined below), except as otherwise provided herein, and, subject to Section 4(c)(3)(B), the attainment of the applicable performance goals set forth below, which shall be no less favorable to the Executive than the Performance Conditions applicable to PSUs granted to any of the other SEC Named Executive Officers.  Each annual grant of PSUs hereunder shall vest and be paid out based on attainment by the Company of a metric established by the Compensation Committee, in its sole discretion; but for the Fiscal Year that ends in calendar year 2017, shall be a level of cumulative earnings per share (“EPS”) established by the Compensation Committee, in its sole discretion, for the three (3)-year performance period.  With respect to each such annual grant of PSUs, the Executive shall be entitled to vest in, and receive payment with respect to, a percentage of such PSUs determined as follows:
1. Performance Level	2. Percentage of Goal(s) Achieved (%)	3. Percentage of Cumulative Earnings PSUs Vested/Paid (%)
Below Threshold	<70	0
Threshold	70	75
Target	100	100
Maximum	110 or more	150

For purposes of determining the number of PSUs that shall vest by reason of attainment of cumulative EPS levels, or other performance levels, as applicable, PSU vesting shall be interpolated for performance between identified performance levels, except that no PSUs shall vest for performance below the threshold level.  Not later than thirty (30) days prior to March 15th of the calendar year immediately following the end of the applicable three (3)-year performance period, the Compensation Committee shall certify the level of performance achieved with respect to such three (3)-year performance period (the date of such certification being referred to as the “PSU Certification Date”).  Any PSUs that remain unvested following such certification shall be immediately forfeited without payment of any consideration.

Payment in respect of each vested PSU, if any, shall be made in Common Shares as soon as practicable (but in no event later than thirty (30) days) following the PSU Certification Date.
In the event of an issuance of any cash or stock dividend on the Common Shares (a “Dividend”), the Executive shall be credited with an additional number of PSUs (each, a “Dividend PSU”), determined as follows:
(x)            in the event of a cash dividend, equal to the quotient obtained by dividing:  (a) the product of (i) the number of PSUs that the Executive holds at the time of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Common Share, divided by (b) the fair market value per Common Share on the payment date for such Dividend; and
(y)            in the event of a stock dividend, equal to the number of Common Shares (including fractions thereof) issued with respect to each Common Share, multiplied by the number of PSUs.
Once credited, each Dividend PSU shall be treated as a PSU hereunder and shall be subject to the same terms and conditions as the PSU from which such Dividend PSU is derived, including, but not limited to, the applicable vesting schedule and rights to Dividend PSUs with respect to future Dividends.
For the avoidance of doubt, the Executive shall continue to be entitled to be credited with “Dividend RPSUs” as defined in, and under the terms and conditions set forth in, Section 4(c)(3)(C) of the 2012 Agreement as it was in effect prior to the effective date of Amendment No. 1 to the 2012 Agreement.
Each annual grant of PSUs may be evidenced by a certificate and/or summary of terms (in accordance with the Company’s past practice) which shall not be inconsistent with the terms of this Agreement.
(3)            Other Conditions.  Notwithstanding anything herein to the contrary:  (A) the performance targets established for PSU grants for each Fiscal Year shall be approved in writing by the Compensation Committee not later than the latest date required for such PSUs to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and (B) PSUs granted to the Executive in respect of any Fiscal Year shall have Performance Conditions which are no less favorable to the Executive than those applicable to PSUs granted to any other SEC Named Executive Officers in respect of such Fiscal Year.  It is contemplated that no more than fifty percent (50%) (the “Maximum Variance Percentage”) of the long term equity incentive award target opportunity granted to any other SEC Named

Executive Officer in respect of any Fiscal Year (a “FY LTI Award”) shall be in the form of awards which differ (including with respect to Performance Conditions) from the PSUs to be granted to the Executive pursuant to Sections 4(c)(1) and (2) of this Agreement (an “Alternative Award Form”).  In the event that, with respect to any Fiscal Year, the percentage of any SEC Named Executive Officer’s FY LTI Award that is in an Alternative Award Form (for the avoidance of doubt, which may include PSUs having Performance Conditions which are more favorable than those applicable to the PSUs contemplated to be granted to the Executive hereunder) exceeds the Maximum Variance Percentage (such excess percentage being referred to as the “Excess Percentage”) then, the Executive shall be informed of such circumstances and at his request, a percentage of the aggregate Equity Award made to the Executive with respect such Fiscal Year equal to the Excess Percentage shall be granted to the Executive on terms consistent with such Alternative Award Form.  The terms of any such Alternative Award Form granted to the Executive that are related to a termination of employment shall be no less favorable to the Executive than the equity award vesting provisions of Section 7 (or, if more favorable, the corresponding provisions of the equivalent Alternative Award Form granted to any other SEC Named Executive Officer).  Subsection (B) of this Section 4(c)(3) shall not apply to any initial one-time equity awards granted in connection with the hiring of an SEC Named Executive Officer.
(4)            New Form of Award.  If, for any Fiscal Year during the Term, the Compensation Committee changes all or some of the PSU portion of the other SEC Named Executive Officers’ annual equity award to a new form of award with different vesting and other terms and conditions (a “New Award”), then an equal portion of the Executive’s PSUs for that particular Fiscal Year shall be replaced with such New Award, which shall have the same terms and conditions (including Performance Conditions), as apply to the New Award granted to the other SEC Named Executive Officers.  The Executive shall have the same rights under Section 4(c)(3)(B) with respect to the New Award as he had with respect to the PSUs granted under this Agreement; provided that Alternative Award Form shall in such circumstances mean the form of awards which differ (including with respect to Performance Conditions) from both the Executive’s PSUs and the Executive’s New Award, and the Maximum Variance Percentage shall be determined relative to the aggregate percentage of the FY LTI Award composed of PSUs and the New Award.  The terms of any such New Award granted to the Executive that are related to a termination of employment shall be no less favorable to the Executive than the equity award vesting provisions of Section 7 (or, if more favorable, the corresponding provisions of the equivalent New Award granted to any other SEC Named Executive Officer).
(5)            Stock Options and RPSUs.  All stock options and restricted performance share units (“RPSUs”) granted to the Executive under the 2012 Agreement prior to that agreement being amended on April 1, 2015, and all Dividend RPSUs granted to the Executive before and after the Effective Date, shall continue to be governed by the terms of the 2012 Agreement as they existed prior to the effective date of Amendment No. 1 to the 2012 Agreement; provided, however, that the provisions applicable upon termination of employment or a Change in Control, in each case, as set forth in this Agreement shall apply to such awards to the extent more favorable than the provisions applicable under the 2012 Agreement.

Section 5.                 Employee Benefits.
(a)            Benefit Plans.  The Executive shall continue to participate in all existing employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates in which he is currently participating and shall be entitled to participate in any future employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates that are provided to other senior executives of the Company on terms no less favorable than are provided to any other senior executive of the Company.
(b)            Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of, and in the service of, the Company (collectively, “Business Expenses”); provided that such Business Expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, which policies and procedures shall in no event be in substance less favorable to the Executive than those policies applied to the Executive as of the Effective Date.
(c)            Air Travel.  For security purposes, the Executive and his family members who are traveling with him shall be required to use the Executive’s or other acceptable private aircraft for any travel.  For any expense (whether or not a Business Expense) incurred as a result of the Executive’s use of his or other private aircraft, the Executive shall be reimbursed by the Company (with no tax gross-up).  For any such expense incurred as a result of travel on any private aircraft (other than the Executive’s personal aircraft), the Executive shall be entitled to reimbursement at the lesser of market rates or the Executive’s out-of-pocket cost.  Notwithstanding anything to the contrary in this Section 5(c), in no event shall the Company reimburse the Executive for any amounts over $200,000 for expenses incurred in a Fiscal Year resulting from the Executive’s use of his private aircraft, or other acceptable private aircraft, for personal travel.
(d)            Perquisites.  During the Term, the Company shall provide the Executive with a car and driver for his use and any other perquisites that are generally provided to senior executives of the Company.
(e)            Vacations.  The Executive shall be entitled to vacations and holidays on a basis consistent with that offered to other senior executives of the Company.
(f)            Indemnification.  The Company shall indemnify the Executive, to the fullest extent permitted by applicable law, against damages and expenses (including fees and disbursements of counsel) in connection with his status or his performance of duties as an officer or director of the Company and its affiliates (including any predecessor entities) and, while the potential for such liability exists, shall maintain customary and appropriate directors’ and officers’ liability insurance for the Executive’s protection that is no less favorable in any respect than that provided to any other director or officer of the Company.  Without limiting the generality of the foregoing, if an investigation or proceeding is initiated that involves claims contemplated by this Section 5(f) or as to which the Executive is otherwise entitled to indemnification under law, the Company shall advance to the Executive any reasonable amounts he requests in connection with legal and other fees, costs and expenses incurred by the Executive in connection with such investigation or proceeding.  However, the Executive agrees to repay any fees, costs or expenses that are either paid to him or incurred by him and reimbursed by the Company if it is ultimately determined in a final, non-appealable judgment that the Executive is not legally entitled to be indemnified by the Company.  The Company’s obligations under this Section 5(f), as well as under any other indemnification arrangement (including the Company’s bylaws), shall survive any termination of the Executive’s employment hereunder.
Section 6.                 Transition to Executive Chairman.  Notwithstanding anything to the contrary herein, at any time during the Term and upon at least thirty (30) days written notice to the Company, the Executive, in his sole discretion, may step down as Chief Creative Officer and continue as Executive Chairman (and shall have such duties, authority and responsibility as are normally associated with, and appropriate for, the position of non-full time public company executive chairman). Upon such transition, in the Board’s absolute and sole discretion, (a) the Executive’s Base Salary may be reduced, (b) the Board will determine in its absolute and sole discretion the Executive’s eligibility for a Bonus (except that in any case the Executive shall receive a pro rata portion of the Bonus that the Executive would otherwise have received for the Fiscal Year in which the transition occurs, such Bonus to be paid at the same time that bonuses are paid to other executives of the Company), (c) the Board will determine in its absolute and sole discretion whether the Executive shall be entitled to the grant of future equity awards under Section 4(c), and (d) on termination of the Executive’s employment, the Executive will no longer be eligible for the benefit under Section 7(a)(1)(III).  From and following such transition all other provisions of this Agreement (including all provisions of Section 7 other than Section 7(a)(1)(III)) would remain in full force and effect.  For the avoidance of doubt, such transition would not constitute a termination of employment by the Executive.
Section 7.                 Termination of Employment.  The Company and the Executive may each terminate the Executive’s employment hereunder and the Term for any reason.
(a)            Termination by the Company without Cause, or Termination by the Executive for Good Reason.  If the Company shall terminate the Executive’s employment without “Cause” (as defined in Section 7(g)(1)), or if the Executive resigns for “Good Reason” (as defined in Section 7(g)(2)):
(1)            the Executive shall be entitled to receive a lump sum cash payment (to be paid within thirty (30) days following the date of termination, except as provided in (IV) below) equal to the sum of:
(I)                the Executive’s Base Salary that would be payable for the period from the date of the Executive’s termination of employment through the second  (2nd) anniversary thereof (the “Severance Period”);
(II)              any accrued but unpaid compensation as of the date of termination of employment, including accrued but unpaid Base Salary, accrued but unused vacation and unpaid Bonuses in respect of completed performance periods, and any unreimbursed business expenses incurred prior to the date of the Executive’s termination of employment (collectively, the “Accrued Obligations”);

(III)            a bonus equal to two (2) times the average annual Bonus paid to the Executive in respect of each of the immediately preceding two Fiscal Years prior to the Fiscal Year in which the Executive’s termination of employment occurs; and
(IV)            a pro rata portion of the Bonus that the Executive would otherwise have received for the Fiscal Year in which the Executive’s termination of employment occurs, such Bonus to be paid at the same time that bonuses are paid to other executives of the Company (any pro rata portion of the Executive’s Bonus provided under this Section 7 shall be prorated based on the number of days the Executive was employed during the applicable Fiscal Year);
(2)            during the Severance Period, the Company shall:  (A) continue to provide the Executive with office facilities and secretarial assistance in New York City and any other location that the Executive maintained an office during the term of his employment that the Executive reasonably deems necessary, (B) permit the Executive to continue to participate in all welfare and medical plans on the same terms as active officers of the Company (in the case of medical plans, limited to the first eighteen months of the Severance Period, unless the Executive elects to continue participation in such medical plan for the remainder of the Severance Period provided that there are no adverse tax consequences to the Company), and (C) continue to provide the Executive with the use of a car and driver on the same basis that such perquisites were provided prior to the date of termination; provided that the amount of any in-kind benefits described in this Section 7(a)(2) that is provided to the Executive in any calendar year shall not affect the amount of any such in-kind benefits to be provided to the Executive in any other calendar year, and all expenses or other reimbursements to the Executive paid pursuant herewith that are taxable income shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax;
(3)            any unvested stock options then held by the Executive will continue to vest on their scheduled vesting dates, subject to, and conditioned upon, the Executive’s compliance with Section 9 hereof.  In addition, subject to, and conditioned upon, the Executive’s compliance with Section 9 hereof, any vested options (and any options that continue to vest as described above) shall remain exercisable until the later to occur of (A) one (1) year from the date of the Executive’s termination of employment or (B) thirty (30) days from the date the options become vested and exercisable, but in no event later than the originally scheduled expiration date of the options;
(4)            RPSUs and PSUs granted under the 2012 Agreement and under this Agreement will vest and be settled based upon actual performance over the applicable performance period as if the Executive had remained employed to the applicable RPSU Certification Date (as defined in Section 4(c)(3)(C) of the 2012 Agreement as it was in effect prior to the effective date of Amendment No. 1 to the 2012 Agreement) or PSU Certification Date, as applicable;

(5)            to the extent not theretofore paid or provided, the Company and its affiliates shall timely pay or provide to the Executive, in accordance with the terms of the applicable plan, program, policy, practice or contract, any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy, practice or contract of the Company or its affiliates through the date of termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
(6)            except as expressly provided above, and except for the Company’s obligations under Section 5(f) hereof, the Company shall have no further obligations to the Executive hereunder following the Executive’s termination of employment under the circumstances described in this Section 7(a).
(b)            Termination Due to Death or Disability.  If the Executive’s employment is terminated due to his death or “Disability” (as defined in Section 7(g)):
(1)            the Executive (or his estate) shall be entitled to a lump sum cash payment (to be paid within thirty (30) days following the date of termination, except as provided in (III) below) equal to the sum of:
(I)                the Accrued Obligations; and
(II)              a pro rata portion of the Bonus he would otherwise have received for the Fiscal Year in which his termination due to death or Disability occurred, such Bonus to be paid at the same time that bonuses are paid to other executives of the Company;
(2)            any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s termination of employment, but in no event later than until the originally scheduled expiration date of the options;
(3)            any RPSUs and PSUs granted under this Agreement and then held by the Executive shall vest in their entirety at target on the Executive’s date of termination of employment, with payment in respect of each vested RPSU and PSU being made in Common Shares as soon as practicable (but in no event later than thirty (30) days following the date of termination); provided that if the date of death occurs in the last year of a performance period, the RPSUs and PSUs granted in respect of such performance period shall vest and be paid out based upon actual performance over such performance period as if the Executive had remained employed to the applicable RPSU or PSU Certification Date, as applicable; provided, further, in the case of a termination due to Disability, the settlement of any RPSUs or PSUs may be delayed to such later date as is required for the awards to comply with Section 409A of the Code;
(4)            to the extent not theretofore paid or provided, the Company and its affiliates shall timely pay or provide to the Executive the Other Benefits; and

(5)            except as expressly provided above, and except for the Company’s obligations under Section 5(f) hereof, the Company will have no further obligations to the Executive hereunder following the Executive’s termination of employment under the circumstances described in this Section 7(b).
(c)            Termination by the Company for Cause or by the Executive other than for Good Reason.  If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason:
(1)            the Executive shall be entitled to an immediate lump sum cash payment (to be paid within thirty (30) days following the date of termination) equal to the Accrued Obligations;
(2)            any unvested stock options then held by the Executive that have not previously been exercised shall be forfeited, and any vested stock options then held by the Executive that have not previously been exercised shall (x) be forfeited if such termination is by the Company for Cause, or (y) remain exercisable for one (1) year from the date of the Executive’s termination of employment if such termination is by the Executive other than for Good Reason;
(3)            any unvested RPSUs and PSUs shall be forfeited;
(4)            to the extent not theretofore paid or provided, the Company and its affiliates shall timely pay or provide to the Executive the Other Benefits; and
(5)            except as expressly provided above, and except for the Company’s obligations under Section 5(f) hereof, the Company will have no further obligations to the Executive hereunder following the Executive’s termination of employment under the circumstances described in this Section 7(c).
(d)            Termination by Reason of Non-Renewal of Agreement.  If the Executive’s employment terminates at the end of the Term as a result of the Company’s failure to offer to extend the Term of the Agreement or offer to enter into a new employment agreement on substantially the same terms as in effect immediately prior to the end of the Term:
(1)            the Executive shall be entitled to an immediate lump sum cash payment (to be paid within thirty (30) days following the date of termination) equal to the Accrued Obligations;
(2)            the Executive shall be entitled to receive his Bonus for the Fiscal Year ending on the last day of the Term, such Bonus to be paid at the same time that bonuses are paid to other executives of the Company;
(3)            the Executive’s then outstanding stock options, RPSUs and PSUs shall be treated in the manner described in Sections 7(a)(3) and 7(a)(4), respectively;
(4)            to the extent not theretofore paid or provided, the Company and its affiliates shall timely pay or provide to the Executive the Other Benefits; and

(5)            except as expressly provided above, and except for the Company’s obligations under Section 5(f) hereof, the Company shall have no further obligations to the Executive hereunder following the Executive’s termination of employment under the circumstances described in this Section 7(d).
(e)            Payment Delay.  If the Executive is deemed at the time of his termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code (as determined by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto)), to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (or in accordance with an award granted to the Executive pursuant to the 2012 Agreement or the 2008 Agreement), including, without limitation, any portion of the additional compensation awarded pursuant to this Section 7, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (I) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code), or (II) the date of the Executive’s death.  Upon the earlier of such dates, all payments delayed pursuant to this Section 7(e) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement (or in accordance with an award granted to the Executive pursuant to the 2012 Agreement or the 2008 Agreement) shall be paid as otherwise provided in accordance with its terms.
(f)            Notice of Termination.  For the avoidance of doubt, the Executive’s continued service as an employee of the Company or its affiliates in any capacity (whether as Chief Creative Officer, Executive Chairman or another role) shall be treated as continued employment for all purposes under this Agreement, including with respect to Executive’s equity awards. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof.  If the Company terminates the Executive’s employment for Cause or due to Disability or if the Executive resigns for Good Reason, the “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Other than in connection with termination of the Executive’s employment for Cause, the Notice of Termination shall be provided to the other party no later than thirty (30) days prior to the date of termination.
(g)            Definitions.  For purpose of this Agreement:
(1)            “Cause” shall mean:  (A) the willful and continued failure by the Executive to substantially perform his duties hereunder that is not cured within thirty (30) days after demand for substantial performance that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties is delivered by the Company; or (B) the Executive’s conviction of, or plea of, nolo contendere to a crime (whether or not involving the Company) constituting a felony; or

(C) willful engaging by the Executive in gross misconduct relating to the Executive’s employment that is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section 9), or which subjects, or if generally known, would subject the Company to public ridicule or embarrassment.  For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without:  (x) reasonable written notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a Notice of Termination, as defined in Section 7(g) hereof, approved by the Board  finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clauses (A), (B) or (C) hereof, and specifying the particulars thereof in detail.  In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive’s employment if the Board determines in its sole discretion that such a decision not to terminate the Executive’s employment is in the best interest of the Company.  From and after any transition in accordance with Section 6, Cause shall be determined relative to the Executive’s duties pursuant to that Section.
(2)            “Good Reason” shall mean a termination of employment by the Executive within one year following the occurrence of:  (A) a material diminution in the Executive’s duties or authority (including, for the avoidance of doubt, authority as agreed between the Executive and the Board in accordance with Section 3(a)) or the assignment to the Executive of a title or duties inconsistent with his position as Executive Chairman of the Board and Chief Creative Officer of the Company or as otherwise specified in this Agreement, (B) a material reduction in the Executive’s Base Salary, or (C) a failure of the Company to comply with any material provision of this Agreement (including but not limited to, Section 4(b) and Section 4(c)); provided that (x) the events described in clauses (A), (B) and (C) above shall not constitute Good Reason unless (1) the Executive notifies the Company of the existence of such diminution, reduction or failure within ninety (90) days of its occurrence, and (2) unless such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company; and (y) from and after any transition in accordance with Section 6, Good Reason shall be determined relative to the terms of that Section.
(3)            “Disability” shall mean that as a result of the Executive’s incapacity due to physical or mental illness that, according to a physician selected by the Executive and reasonably acceptable to the Company, is expected to result in death or continue for not less than twelve (12) months, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given by the Company (which may occur before or after the end of such six (6) month period) the Executive shall not have returned to the performance of his duties hereunder on a full-

time basis.  From and after any transition in accordance with Section 6, Disability shall be determined relative to the Executive’s duties pursuant to that Section.
Section 8.                 No Mitigation.  The Executive shall have no duty to mitigate the payments provided for hereunder by seeking other employment or otherwise, and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive’s employment with the Company.
Section 9.                 Non-Solicitation/Non-Competition/Non-Disparagement.
(a)            The Executive agrees that for the duration of his employment and for a period of three (3) years from the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Company or its subsidiaries, affiliates or licensees any person who is an employee of any of such companies; provided, however, the foregoing shall not prohibit general solicitations that are not specifically directed at employees of such companies.
(b)            The Executive agrees that for the duration of his employment and for a period of three (3) years from the date of termination thereof, the Executive will take no action which is intended, or would reasonably be expected, to harm or impugn the reputation (e.g., making public derogatory statements or misusing confidential Company information) of the Company or any of its subsidiaries, affiliates or licensees.  Notwithstanding the foregoing, the parties acknowledge and agree that the Executive’s employment with a competitor in and of itself shall, subject to his compliance with Section 9(c), not be deemed to be harmful to the Company or any of its subsidiaries, affiliates or licensees for purposes of this Section 9(b).  In addition, the Company agrees that, for the duration of the Executive’s employment and for a period of three (3) years from the date of termination thereof, the Company will not (and will use reasonable best efforts to cause its senior executives and Board members not to) take any action which is intended, or would reasonably be expected, to harm or impugn the reputation (e.g., making public derogatory statements or misusing confidential Company information) of the Executive.  Nothing herein shall prevent the Executive, on the one hand, or the Company or its officers and directors, on the other hand, from making or publishing statements when required by law or ordered by a court or government entity or in connection with an investigation, litigation or arbitration.
(c)            The Executive agrees that during the duration of his employment and for a period of two (2) years following the date of the Executive’s termination of employment for any reason other than death, the Executive shall not, directly or indirectly:  (1) engage in any “Competitive Business” (as defined below) for his own account, (2) enter into the employ of, or render any substantial services to, any person engaged in a Competitive Business, or (3) become interested in any entity engaged in a Competitive Business, directly or indirectly, as a partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other economic relationship or capacity; provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of, a group that controls such entity and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.  For the avoidance of doubt, the continuation of non-commercial mentoring, teaching and engagement in speaking events in a manner that has been conducted by the Executive prior to the Effective Date (and the conduct of activities similar in nature, scope and purpose subsequent to the Effective Date) shall not be a violation of this Section 9(c).
For purposes of this Agreement, the term “Competitive Business” shall include the design, manufacture, sale, marketing or distribution of branded or designer apparel, home, accessories or fragrance products and other products in the categories of products sold by, or under license from, the Company or its affiliates or licensees.
(d)            The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Company or any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, licensees, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company generally, or any affiliate of the Company; provided that the foregoing shall not apply to (1) information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or (2) the disclosure of information that is required by law or ordered by a court or government entity or in connection with an investigation, litigation or arbitration.
The Executive agrees that, upon termination of his employment with the Company for any reason, as soon as reasonably practicable thereafter, he will return to the Company any property of the Company in his possession including memoranda, books, papers, plans, letters, correspondence, sketches, artwork, photographs, information or other data (and all copies thereof or therefrom that contain trade secrets or confidential information relating to the business of the Company and its affiliates). Subject to his compliance with his nondisclosure obligations under this Section 9(d) (to the extent applicable), the Executive shall be permitted to retain a copy of all sketches, artwork or similar property he created, personal correspondence, photographs featuring him or designed by him, awards, the contents of his office (other than contents containing trade secrets or confidential information relating to the business of the Company and its affiliates) and his address book.  The Company shall pay all costs incurred in connection with the return or copying of material pursuant to this paragraph. During the Term, the Company and the Executive will work together in good faith to establish a process to determine, and to identify, whether property constitutes Company property or personal property of the Executive (for the avoidance of doubt, any property containing trade secrets or confidential information relating to the business of the Company and its affiliates will constitute property of the Company). Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).  The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(e)            If the Executive or the Company breaches, or threatens to commit a breach of, any of the applicable provisions of this Section 9 (the “Restrictive Covenants”), in addition to any other damages the non-breaching party proves, the Company or the Executive, as applicable, shall have the right and remedy to have the Restrictive Covenants specifically enforced by, or to seek a restraining order or injunction to prevent any continuation of any violation of the provisions of Section 9 of this Agreement from, any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach would cause irreparable injury to the Company or the Executive, as applicable, and that money damages might not provide an adequate remedy to the non-breaching party.  The Company and the Executive hereby consent that such restraining order or injunction may be granted without the necessity of the other party posting any bond.  The Company or the Executive, as applicable, shall provide the other party hereto with written notice of a suspected breach of the Restricted Covenants.  If requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing the Restrictive Covenants such that payments under this Agreement or any other arrangement may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(f)             In addition to rights and remedies contemplated by Section 9(e), in the event of an actual breach of the Restrictive Covenants which is not cured by Executive within ten (10) days of Executive’s receipt of written notice from the Company describing such breach, the Company shall have the right to discontinue the payment of any amounts owing to the Executive under this Agreement; provided that, if it is ultimately determined that a breach did not occur, the Company shall promptly provide to the Executive in a lump sum any amounts that were withheld and otherwise shall provide any compensation or benefits not yet due in accordance with the terms of this Agreement.
(g)            If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
Section 10.              Successors; Binding Agreement.
(a)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner, and to the same extent, that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b)            This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are payable to him hereunder, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
Section 11.              Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five (5) business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
 If to the Executive:

 Mr. Ralph Lauren
 c/o Ralph Lauren Corporation
 650 Madison Avenue
 New York, New York  10022
 If to the Company:

 Ralph Lauren Corporation
 625 Madison Avenue
 New York, New York  10022
 Attention:  General Counsel
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
Section 12.              Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or director of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles, provided that rights to indemnification and related expense advancement shall be governed by the laws of the State of Delaware.

Section 13.              Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
Section 14.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
Section 15.              Arbitration.  Except with respect to claims for breach of Section 9 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
Section 16.              Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.
Section 17.              Prior Agreements; Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, effective as of the Effective Date, shall supersede all prior agreements, amendments, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto (including the 2012 Agreement and the 2008 Agreement), except that all equity-based and other awards made prior to the Effective Date pursuant to the 2012 Agreement and the 2008 Agreement (or pursuant to any earlier employment agreement between the Executive and the Company) shall remain outstanding in accordance with their respective terms.
Section 18.              Survivability.  The provisions of this Agreement that by their terms call for performance subsequent to the termination of either the Executive’s employment or this Agreement (including the terms of Sections 3(b), 5(f), 7 and 9) shall so survive such termination.
Section 19.              Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”
Section 20.              Section 409A of the Code.  The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code to the extent subject thereto, and accordingly, to the maximum possible extent this Agreement shall be interpreted and administered consistent with such intent.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the company for purposes of this Agreement and no payments shall be due to the Executive under Section 7 until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described herein that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits) may not be subject to liquidation or exchange for another benefit.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the Effective Date,
RALPH LAUREN CORPORATION

By:	/s/ Joel L. Fleishman
Joel L. Fleishman
Chairperson of the Compensation
Committee

Date:	3/31/2017

/s/ Ralph Lauren
RALPH LAUREN

Date:	3/30/17